Exhibit 99.1

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, CFO
(763) 475-1400

Urologix to Restate Earnings to Recognize Non-Cash Tax Expense

MINNEAPOLIS — September 16, 2005 — Urologix®, Inc. (NASDAQ:ULGX) today disclosed in a Form 8-K filing with the Securities and Exchange Commission that it will amend its Annual Report on Form 10-K for the year ended June 30, 2004, for the purpose of restating its audited financial statements for the years ended June 30, 2002, 2003, and 2004 in order to record additional tax expense associated with the deferred tax liability related to goodwill and trademarks, which resulted from the acquisition of the Prostatron product line in fiscal 2001. These non-cash adjustments to income tax expense are expected to reduce net earnings by approximately $300,000 for each of the fiscal years ended June 30, 2002, 2003, and 2004, as well as reduce the net earnings for the fiscal year ended June 30, 2005, previously reported by the company in its earnings release on August 17, 2005, by approximately $300,000. These adjustments, which are detailed in the Form 8-K, will have no effect on revenue, net earnings before taxes, or cash flow. The company also plans to amend its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004, December 31, 2004, and March 31, 2005 in order to reflect the additional tax expense in those quarterly and prior-year periods.

After reviewing the circumstances leading up to the restatement, the company and its audit committee have determined that the error was inadvertent and unintentional, but as a result of the restatement, the company’s previously issued financial statements for the impacted periods should not be relied upon. The company is also reviewing its internal control processes to determine whether there exists a material weakness in internal control over financial reporting with respect to accounting for income taxes.

The company expects to record approximately $300,000 of additional non-cash tax expense in fiscal 2006, which will negatively affect net earnings by approximately $0.02 per share. As a result, the company has revised its previously issued earnings guidance for fiscal year 2006. The company now expects fiscal 2006 diluted earnings per share of $0.13 to $0.17, including the impact of equity-based compensation expense of approximately $1.5 million to $1.6 million. The current guidance assumes an income tax rate of approximately 16 to 19 percent. Annual revenue guidance of $28 to $31 million remains unchanged.

Urologix Chairman and CEO, Fred Parks commented, “We are in the process of recording the adjustments necessary to correct this error, and we will amend our financial results as quickly as possible. These non-cash adjustments to tax expense should not have an impact on the financial health or prospects of our company.”

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the development and effectiveness of the company’s sales organization and marketing efforts; developments in the reimbursement environment for the company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the company’s reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K.